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                     November 18, 2022

       Howard Lindzon
       Chief Executive Officer and Director
       Social Leverage Acquisition Corp I
       8390 Via de Ventura, Suite F110-207
       Scottsdale, AZ 85258

                                                        Re: Social Leverage
Acquisition Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 2,
2022
                                                            File No. 001-40059

       Dear Howard Lindzon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance